Exhibit 3.50

JAXPET/POSITECH, LLC

Amended and Restated Operating Agreement

Dated as of August 31, 2004

JAXPET/POSITECH, LLC

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT of JAXPET/Positech, LLC (the “Company”), dated as of August 31, 2004, amends and restates the Operating Agreement of the Company dated as of March 6, 2000. and is by JAXPET, LLC, a Florida limited liability company (the “Member”).

1.             Formation.  The Company was formed by the filing of the Articles of Organization (the “Articles”) with the Secretary of State of the State of Florida.  The rights and liabilities of the Member shall be determined pursuant to the Limited Liability Company Act of the State of Florida (the “Act”) and this Agreement.  To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, shall control.

2.             Name.  The name of the Company is JAXPET/Positech, LLC.

3.             Registered Office/Agent.  The registered office of the Company in the State of Florida is as set forth in the Company’s Articles of Organization.  The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Member.

4.             Term.  The Company shall continue in perpetuity unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

5.             Purpose.  The Company has been organized to operate and manage outpatient treatment centers for the provision of radiation therapy, medical oncology, and related oncology services and physician practice management services for medical and radiation oncologists and to engage in any other lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act:

6.             Powers.  In furtherance of its purposes, the Company has the power and is hereby authorized to do such things and engage in such activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

7.             Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and the Member is not obligated or liable personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.             Capital Contributions.  The Member is not required to make any additional capital contributions to the Company.  However, Member may make additional capital contributions to the Company at any time.  To the extent Member makes an additional capital contribution to the

Company, such additional capital contribution shall be reflected in the books and records of the Company.

9.             Allocation of Profits and Losses.  All profits and losses of the Company shall be allocated to the Member.

10.          Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

11.          Management.

11.1.        Except as otherwise limited by this Agreement or applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s Manager (which term shall be synonymous with the term “manager” as used in the Act).

11.2.        There shall be one Manager of the Company.  The initial Manager shall be JAXPET, LLC.  A Manager shall hold office until, as applicable, such Manager’s death, dissolution, resignation or retirement or until a successor is elected by the approval of a majority-in-interest of the Members and assumes office.  A Manager need not be a Member of the Company.

11.3.        The Manager may appoint such officers who shall have such power and authority as may be specified by the Manager.  Officers shall serve at the pleasure of the Manager.  The initial officers of the Company, each of whom shall have the power to execute documents on behalf of the Company, shall be:  Jeffrey A. Goffman, who shall be the initial Chief Executive Officer, President and Secretary of the Company and Richard A. Baker who shall be the initial Chief Financial Officer and Senior Vice President of the Company.

11.4.        Except to the extent that the Manager chooses to delegate authority with respect to specified matters, all decisions with respect to the management of the Company’s business and internal affairs shall be made by the Manager.

12.          Right to Indemnification.  The Company hereby indemnifies the Member, the Manager and each officer of the Company (each an “Indemnified Person”) against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding made or brought against the Indemnified Person by reason of the fact that he is a Member, Manager or officer of the Company to the fullest extent permitted by the laws of the State of California.  The right to indemnification conferred by this Section shall not be exclusive of any other right which a person or entity may have or hereafter acquire under any law (common or statutory), the Articles, this Agreement, any other agreements or otherwise.

13.          Assignment.  The Member may assign in whole or in part its limited liability company interest in the Company.  If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company and the transferee shall thereafter be referred to herein as the “Member.”

14.          Dissolution.

14.1.        The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (i) the written consent of the Member, (ii) the dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under the Act.

14.2.        In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

15.          Liquidation and Distribution of Assets.

15.1.        The Member shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets, and shall immediately proceed to wind up the affairs of the Company.

15.2.        If the Company is dissolved and its affairs are to be wound up, the Member shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Member may determine to distribute any assets to the Member in kind), (2) allocate any profits or losses resulting from such sales to the Member’s capital account in accordance with this Agreement, (3) discharge all liabilities of the Company (other than liabilities to the Member), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the capital account of the Member, the amounts of such reserves shall be deemed to be an expense of the Company); (5) discharge any liabilities of the Company to the Member other than on account of its interest in the Company’s capital or profits, and (6) distribute the remaining assets to the Member.

16.          Fiscal Year.  The fiscal year of the Company shall be the calendar year, unless otherwise approved by the Member.

17.          Miscellaneous.

17.1.        Notices.  Whenever, under the provisions of the Act or this Agreement, notice is required to be given to the Member, such notice shall be given in writing addressed to the Member at its address as it appears below, and will be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail, return receipt requested.  Whenever any notice is required to be given under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, will be deemed equivalent thereto.

Notices given by counsel for the Member shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Section 17.1.  Notices shall be sent to:

Member:	JAXPET, LLC
610 Newport Center Drive, Suite 350,
Newport Beach, California 92660
Attn: Jeffrey A. Goffman

17.2.        Binding Effect.  This Agreement is binding on and inures to the benefit of the Member and its permitted transferees, successors, assigns and legal representatives.

17.3.        Amendments.  This Agreement may not be amended except in writing signed by the Member.

17.4.        Governing Law.  This Agreement, and its interpretation, shall be governed exclusively by its terms and by the internal laws of the State of Florida (other than its conflicts of laws rules) and specifically the Act.

17.5.        Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

17.6.        Statutory References.  Any reference to the Act or other statutes or laws includes all amendments, modifications, or replacements of the specific sections and provisions concerned.

17.7.        Headings.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17.8.        References to this Agreement.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

17.9.        Severability.  If any provision of this Agreement or the application thereof to any person or entity or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned Member, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

JAXPET LLC

By:	/s/ Jeffrey A. Goffman
Name:	Jeffrey A. Goffman
Title:	President and Chief Executive Officer